Deloitte & Touche LLP                   Telephone:  (312) 946-3000
Two Prudential Plaza                    Facsimile:  (312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60604-6779



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. and The Savings and Profit Sharing Fund of Sears Employees on Form S-8 of our reports dated February 15, 1995 and March 22, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 30, 1995 and appearing in the Annual Report on Form 11-K of The Savings and Profit Sharing Fund of Sears Employees for the year ended December 31, 1995, respectively. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/S/Deloitte & Touche LLP

Deloitte & Touche LLP



Chicago, Illinois
September 13, 1996